Exhibit 14

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement No. 333-8246 of British Sky Broadcasting Group plc on Form F-3, and No. 333-106837 of News America Incorporated, News Corporation Finance Trust II, The News Corporation Limited, FEG Holdings, Inc., Fox Entertainment Group, Inc., News America Marketing FSI, Inc., News Publishing Australia Limited and British Sky Broadcasting Group plc on Form F-3/S-3 of our report dated August 11, 2003 (October 16, 2003 as to notes 26, 28, 30 and 31), appearing in this Annual Report on Form 20-F of British Sky Broadcasting Group plc for the year ended June 30, 2003.

London, United Kingdom	Deloitte & Touche LLP
December 5, 2003